Filed pursuant to Rule 424(b)(3)

Commission File No. 333-125 603

MERGE TECHNOLOGIES INCORPORATED

14,092,654 Shares

COMMON STOCK

We may issue from time to time up to 14,092,654 shares of our common stock in exchange for exchangeable shares of a special purpose subsidiary of ours, Merge Cedara ExchangeCo Limited, which we refer to in this prospectus as ExchangeCo.  ExchangeCo issued the exchangeable shares to certain Canadian shareholders of Cedara Software Corp., which we refer to in this prospectus as Cedara, in connection with a business combination transaction between Cedara and us. These shareholders may exchange the exchangeable shares for our common stock at any time following effectiveness of the Registration Statement of which this prospectus is a part. ExchangeCo will redeem any exchangeable shares that remain outstanding on a date established by ExchangeCo’s board of directors, which will be no earlier than April 30, 2010. ExchangeCo also will redeem the exchangeable shares before April 30, 2010 if certain events occur.

Our common stock trades on Nasdaq under the symbol “MRGE”. On July 6, 2005, the per share closing price of the common stock on the Nasdaq national market was $18.85 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is dated July 12, 2005.

TABLE OF CONTENTS

Where you can find more information

Incorporation by reference

The company

Use of proceeds

The exchangeable shares

Plan of distribution

Experts

Legal matters

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Securities and Exchange Commission. In this prospectus we sometimes refer to the Securities Exchange Act of 1934 as the Exchange Act, and we sometimes refer to the Securities and Exchange Commission as the Commission. We have filed with the Commission a Registration Statement on Form S-3 regarding this offering. This prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and you should refer to the Registration Statement and its exhibits and schedules to read that information. References in this prospectus to any contract or any other document are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document.

You may read and copy the Registration Statement, the related exhibits and schedules and the other materials we file with the Commission at the Commission’s following location:

Public Reference Room
450 Fifth Street, N.W.
Washington, DC 20549

You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Registration Statement is available to the public from commercial document retrieval services and at the Commission’s World Wide Website located at http://www.sec.gov. You may also read our reports, proxy and information statements and other information at the offices of Nasdaq. You may obtain copies of the Registration Statement, the related exhibits and schedules, the documents incorporated herein by reference and the other materials we file with the Commission by requesting them in writing or by telephone from us at Merge Technologies Incorporated, 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214, Attention: Investor Relations, (414) 977-4000.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” in this prospectus other information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus; however, to the extent that there are any inconsistencies between information presented in this prospectus and information contained in incorporated documents filed with the Commission before the date of this prospectus, the information in this prospectus automatically updates and supersedes the earlier information. Information that we file with the Commission after the date of this prospectus will automatically update and supersede the information in this prospectus and any earlier filed or incorporated information. Specifically, we incorporate by reference:

our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

our Current Reports filed on Form 8-K on January 18, 2005; January 31, 2005; February 16, 2005; April 29, 2005 and June 6, 2005, other than any information we furnish under either Item 9 or Item 12 of any Current Report on Form 8-K;

our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the Commission on May 5, 2005;

our Form 8-A filed with the Commission on January 9, 1998; and

any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all the exchangeable shares have been exchanged for common stock.

We will provide without charge upon written or oral request, to each person to whom a copy of this prospectus is delivered, a copy of the material described above (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Merge Technologies Incorporated
6737 West Washington Street
Suite 2250
Milwaukee, WI  53214
Attention: Investor Relations
(414) 977-4000

THE COMPANY

We were founded in 1987 and are a leader in the delivery and development of medical imaging and information management software and services with over twenty years of leadership in the medical imaging/healthcare information technology markets, develop custom engineered software solutions to the medical imaging OEM and International market, and a developer of medical imaging business and clinical software solutions for radiology and specialty groups, imaging centers and community hospitals.  We offer a portfolio of solutions to manage clinical and business workflow, uniting medical image and information management for productivity and quality patient care. Our software solutions optimize technologies and speed time-to-market for our OEM customers, and improve our end-user customers’ productivity and enhance the quality of patient care they provide.

The direct solutions business is focused on accelerating productivity of radiology and specialty practices, imaging centers and community hospitals.  By combining picture archiving and communication systems (“PACS”) and radiology information systems (“RIS”), advanced visualization, clinical applications, image and information distribution web applications, we provide solutions and professional service that is improving the way our customers interact with referring physicians, manage their workflow, position their businesses in the market and deliver their imaging services. We believe that the combination of PACS and RIS define the breadth and depth of integrated diagnostic imaging workflow, with the added value of enterprise image and information access. We ensure our customers’ success in today’s competitive healthcare environment by streamlining their business and clinical workflow with digital solutions.

Our products fuse business and clinical workflow by intelligently managing and distributing diagnostic images and information throughout the healthcare enterprise. We believe that by utilizing our products, our customers enhance the quality of healthcare provided to patients because they improve radiology workflow efficiencies, improving clinical decision-making processes. In addition, our products reduce the film, paper and labor costs involved in managing and distributing medical images and information, thereby contributing to the profitability of our customers’ businesses.

We have consistently maintained a commitment to industry standards designed to benefit both healthcare providers and technology vendors. Hospital radiology departments, diagnostic imaging centers, specialty clinics and their patients benefit from our workflow solutions in a variety of ways including:

•                  Accelerated productivity gained by utilizing a single integrated software solution for all mission-critical business and clinical workflow tools designed to automate operations, including digital dictation, billing, registration and scheduling, productivity analysis, image and report management and storage and distribution.

•                  Increased accuracy through real-time patient demographics matching across all business and clinical workflow tools.

•                  More accountability and convenience in working with one vendor that develops, installs and supports the entire spectrum of radiology workflow tools and integration services.

•                  The creation of permanent electronic archives of diagnostic-quality images to enable the retrieval of prior and current images and reports.

•                  Modular, flexible and cost effective systems that grow in conjunction with the growth of the imaging center, hospital or clinic.

•                  Networking of multiple image producing and image using devices to eliminate redundancies and reduce the need for capital equipment expenditures.

The original equipment manufacturers (“OEM”) business is focused on the development of custom engineered software solutions to the medical imaging OEM and International markets.  Our OEM software is deployed in hospitals and clinics worldwide and is licensed by many of the leading medical device and healthcare information technology companies. Our OEM technologies and expertise span all the major digital imaging modalities including computed tomography (CT), magnetic resonance imaging (MRI), digital X-ray, mammography, ultrasound, echo-cardiology, angiography, nuclear medicine, positron emission tomography (PET) and fluoroscopy. Our medical imaging offerings are used in all aspects of clinical workflow including the capture of a patient’s digital image; the archiving, communication and manipulation of digital images; sophisticated clinical applications to analyze digital images; and the use of imaging in minimally-invasive surgery.

Our principal executive office is located at 6737 West Washington Street, Suite 2250; Milwaukee, Wisconsin 53214-3151. Our telephone number is (414) 977-4000. Our website address is http://www.merge.com.

USE OF PROCEEDS

Because the common stock will be issued upon exchange of the exchangeable shares, we will receive no cash proceeds from the offering.

THE EXCHANGEABLE SHARES

The rights of holders of exchangeable shares, including exchange rights, are described in the terms of our Plan of Arrangement with Cedara, which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

PLAN OF DISTRIBUTION

The common stock offered in this Registration Statement will be issued in exchange for exchangeable shares, and no broker, dealer or underwriter has been engaged in connection with this offering. The exchangeable shares were issued to certain shareholders of Cedara who are Canadian residents in connection with our business combination with Cedara.

EXPERTS

The financial statements and schedules incorporated in this Registration Statement by reference to our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by KPMG LLP, independent auditors, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

The consolidated financial statements of Cedara incorporated in this Registration Statement by reference to our Current Report on Form 8-K filed June 6, 2005, have been audited by KPMG LLP, independent auditors, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

LEGAL MATTERS

The validity of the common stock offered in this Registration Statement is being passed upon for us by Michael Best & Friedrich LLP, Milwaukee, Wisconsin.